Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-192346 on Form S-4 as amended by Post-Effective Amendment No. 1 on Form S-8, Registration Statement No. 333-195396 on Form S-3ASR, and in Registration Statement Nos. 333-211381, 333-188291, 333-144766, 333-143347, 333-135071, 333-117680, 333-117679, 333-105637, 333-101357, 333-58978, and 333-77259 on Form S-8 of our report dated February 21, 2019, relating to the consolidated financial statements of Umpqua Holdings Corporation and subsidiaries, and the effectiveness of Umpqua Holdings Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Umpqua Holdings Corporation for the year ended December 31, 2018.
/s/ Deloitte & Touche LLP

Portland, Oregon
February 21, 2019